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                                                                    EXHIBIT 10.5


                            [PETSVETSANDYOU.COM LOGO]

July 5, 2000

David Proulx
3960 NW 54 Court
Coconut Creek, FL 33073
(954) 421-7191

Dear Dave,

This letter is intended to define some issues that you and I have been talking about over the past several weeks. Your participation in the development of the Vet Links section of the PetsVetsandYou.com Web site has been extremely helpful. We would like to move forward in a direction that will lead to your full-time involvement with PetsVetsandYou.com, Inc. At this time, we would like to extend to you a position with PetsVetsandYou.com to work doing consulting on an independent contractor basis. You would assist in the development and implementation of the PetsVetsandYou.com Web site, including both the Vet Links section and the main site. You will assist in all areas of this development, including but not limited to price structure, marketing plans, personnel recruitment and training, and project management.

One of your primary goals will be to assist in the development of a business plan for the Web site development and hosting side of the corporation, as per our conversations. The business plan needs to be detailed to include:

1.  Business Summary

2. Marketing plan including industry participants, trends, growth projections, etc.

3.  Financial plan and projections

4.  Management summary including personnel needs

5.  Strategy and implementation summary with time frames established

The format adopted by Business Plan Pro, software which has been purchased by the company, will be used to assist in the development of this plan. The business plan needs to be completed by June 5, 2000 so as to be incorporated in the phase 11 offering.

Additional goals will include assisting with Web site development, per the following time frames as listed:


                    3103 SAMARA DRIVE, TAMPA, FLORIDA 33618
                       PHONE 813-882-3651 OR 813-281-9323
                   E-MAIL ADDRESS VETLINKS@PETSVETSANDYOU.COM


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1.  The development of the Vet Links section as per the attached outline produced by Lana and discussed in our weekly meetings. Our goal is to Beta test this section by May 30, 2000 and a full launch by June 27, 2000.

2. We need under the Pet Care section all our clinical content reviewed, categorized, and placed on the main Web site. We need to create efficient literature searches for customers to use this information effectively. Our goal is to have this done by June 30, 2000, but we will work closely on this, as we need to finalize contracts with the Authors of the literature prior to placing this information on our site.

3. When the attorneys have completed drafting the Phase II offering, we need to place the offering on the main Web site. The offering could be around 70-100 pages. We need efficient navigation and will probably do a FAQ section as well. We need to design this so investors will be able to make investments on line using a credit card. We need to work toward having this set up two weeks after the attorneys have completed the offering.

4. Assisting in the full development of the main site on an ongoing basis including incorporating testimonials made by key people supporting the company.

Our intentions are that once we have finalized the Phase II offering, moved forward raising capital in Phase II, and the objectives stated in this letter have been sufficiently met, we can offer you a full-time position running the Web design and hosting section of the business. In recognition of the contributions you can make, the Company is willing to grant you warrants in lieu of consulting fees. Specifically, the Company is willing to grant you warrants, free of charge, to purchase 10,000 shares of its common stock at its initial private offering price of $1.04, per share, for a period of five years. You will be eligible to receive these warrants upon sufficiently meeting all the aforementioned goals. PetsVetsandYou.com will have many opportunities in the future and clearly we want you involved.

We look forward to your continued participation in this project and of course I will continue working closely with you to meet the above goals.

If you are comfortable with this arrangement, please indicate so by singing below.

Sincerely,



/s/ Neil Colby
Neil Colby
Director
PetsVetsandYou.com, Inc.


cc:      Dr. Eddie Garcia
         Mr. Jim Carlstedt
         Ms. Lana Colby

                                           /s/ Dave Proulx              7/6/00
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                                          Dave Proulx                   Date